Exhibit 99.1

M  A  C  K  —  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contacts:	Anthony Krug Mack-Cali Realty Corporation Chief Financial Officer (732) 590-1030 tkrug@mack-cali.com	Ilene Jablonski Mack-Cali Realty Corporation Vice President of Marketing (732) 590-1528 ijablonski@mack-cali.com

Deidre Crockett Mack-Cali Realty Corporation Director of Investor Relations (732) 590-1025 dcrockett@mack-cali.com

MACK-CALI UPDATES CAPITAL MARKETS ACTIVITY

Edison, New Jersey—April 26, 2016—Mack-Cali Realty Corporation (NYSE: CLI) today announced a series of transactions in the redeployment of disposition proceeds as part of its announced strategic plan. The Company has sold approximately $300 million of assets year to date. By May 18, the Company anticipates closing on an additional approximately $70 million in dispositions, has reached agreement on another $63 million of sales, and is currently marketing an additional $230 million in assets. The proceeds from these dispositions will be used to pay down debt, fund development, and purchase suitable acquisitions.

The year to date sales include 1201 Connecticut Avenue, NW in Washington, D.C., for $93 million and 125 Broad Street in Downtown Manhattan, which the Company closed on today for approximately $202 million, in a move to exit both the Manhattan and D.C. markets.

The Company has also reached an agreement with the lender on a $63.3 million mortgage secured by four New Jersey office properties. The loan had been accruing interest at a rate of 10.26 percent. The loan was recently repaid at a substantial discount using sale proceeds.

The Company has agreed to purchase two class A office assets for approximately $317 million in Hoboken, N.J., and Metropark in Edison, N.J., totaling approximately 800,000 square feet. Mack-Cali has also acquired three smaller assets for approximately $34 million. The acquisitions and repayment of debt total approximately $414 million.

The acquisitions include:

•                  111 River Street in Hoboken, N.J., will be purchased for $235 million. The 566,215-square-foot office property is Mack-Cali’s first acquisition in the successful, high barrier-to-entry Hoboken market. With this acquisition, Mack-Cali will own approximately 25% of the Hudson River Waterfront class A office market. The acquisition is anticipated to close in June.

•                  101 Wood Avenue South in Metropark in Edison, N.J., will be purchased for $82.3 million. This 10-story, 262,835-square-foot class A office building is located in the highly successful Metropark class A submarket. This is Mack-Cali’s second acquisition in Metropark and with this purchase will own approximately 20% of the Metropark submarket. The acquisition is expected to close in May.

Additionally, the Borough of Upper Saddle River has agreed to amend its zoning to provide for the development of for-sale residential homes on Mack-Cali’s One Lake Street property. As a result, the Company has entered into an agreement to sell the bulk of the property — approximately 38 acres — to a major home developer, which will construct both market rate and affordable housing units. The remainder of the 47-acre property will be sold to the borough for the future construction of municipal offices and sports fields. The sales price aggregates to approximately $43 million. This transaction will likely be completed in early 2017.

“The sum total of this activity demonstrates clear progress toward achieving the strategic objectives we laid out for the Company,” said Michael J. DeMarco, Mack-Cali president. “These moves reflect our disciplined approach to capital allocation and balance sheet maintenance while ensuring maximum earnings growth and pushing our stock price to over our NAV. The net effect of these transactions are estimated to be 9 cents of earnings accretion for a full year on a GAAP basis and 3 cents on a cash basis.”

“Acquiring properties that meet with the Company’s strategic plan’s goals of creating a portfolio with long-term growth is one of our continuing goals. Both 111 River Street and 101 Wood Avenue will be among the top five office buildings we own,” said DeMarco. “Both buildings are in key markets where we have seen rents rising in the short term and believe will continue to rise over the long term and have in-place rents that are substantially below market.”

The acquisitions/dispositions and debt repayment are part of Mack-Cali’s broad-based portfolio realignment announced as part of their strategic plan last September on balance sheet management while focusing on increasing holdings in waterfront and transit-based locations. To achieve this realignment, the Company has set a goal of $750 million in dispositions to help raise capital for reduction in debt, fund development, and key acquisitions.

About Mack-Cali Realty Corporation

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets. Mack-Cali provides its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target, “ “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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